Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS THIRD QUARTER 2009 RESULTS

TACOMA, WA. – Oct. 21, 2009—TrueBlue, Inc. (NYSE:TBI) today reported net income of $8.2 million or $0.19 per diluted share for the quarter ended Sept. 25, 2009, compared to net income of $16.3 million or $0.38 per diluted share for the third quarter of 2008. Revenue for the quarter was $285 million, a decrease of 27 percent compared to the third quarter of 2008.

“Our strict cost management combined with ongoing stabilization in same branch revenue drove our results this quarter,” said TrueBlue CEO Steve Cooper. “Ongoing risk management programs that drove workers compensation expense lower also contributed to our better-than-expected results. Our results demonstrate that, in addition to the strong operating leverage in our business model, we remain focused on executing on every element of the business.”

TrueBlue closed 12 branches, resulting in 764 branches in operation at the end of the quarter.

For the fourth quarter of 2009, TrueBlue estimates revenue in the range of $240 million to $250 million and net income per diluted share for the quarter of to $0.00 to $0.05.

About TrueBlue

TrueBlue, Inc. (NYSE: TBI) is the leading provider of blue-collar staffing with revenue of approximately $1.4 billion in 2008. Last year, TrueBlue connected approximately 500,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and TLC and served approximately 250,000 businesses in the wholesale, services, transportation, manufacturing, retail, and construction industries. TrueBlue is head quartered in Tacoma, Wash. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Forward-looking Statements

This news release and the schedule regarding 2009 assumptions contain forward-looking statements, such as statements about the ranges of revenues, gross margins and net income/(loss) anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following: 1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and accompanying prospectus

Contacts

Derrek Gafford, EVP & CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TrueBlue, Inc.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 25, 2009	September 26, 2008	September 25, 2009	September 26, 2008
Revenue from services	$284,843	$387,914	$756,268	$1,082,640
Cost of services	202,220	272,736	538,144	758,564

Gross profit	82,623	115,178	218,124	324,076
Selling, general and administrative expenses	64,950	86,226	196,644	253,279
Depreciation and amortization	4,237	3,988	12,662	11,863

Income from operations	13,436	24,964	8,818	58,934
Interest and other income, net	240	1,049	2,153	4,569

Income before tax expense	13,676	26,013	10,971	63,503
Income tax expense	5,437	9,678	4,305	21,639

Net income	$8,239	$16,335	$6,666	$41,864

Net income per common share:
Basic	$0.19	$0.38	$0.16	$0.97
Diluted	$0.19	$0.38	$0.16	$0.97

Weighted average shares outstanding:
Basic	42,906	42,460	42,808	43,005
Diluted	43,121	42,695	42,930	43,176

TrueBlue, Inc.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 25, 2009	December 26, 2008
Assets
Current assets
Cash and cash equivalents	$95,522	$108,102
Accounts receivable, net	130,515	104,979
Other current assets	17,300	29,723

Total current assets	243,337	242,804
Property and equipment, net	61,322	61,542
Restricted cash	126,183	120,323
Other assets	88,907	95,006

Total assets	$519,749	$519,675

Liabilities and shareholders’ equity
Current liabilities	$83,415	$95,308
Long-term liabilities	154,876	154,238

Total liabilities	238,291	249,546
Shareholders’ equity	281,458	270,129

Total liabilities and shareholders’ equity	$519,749	$519,675

TrueBlue, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirty-Nine Weeks Ended
	September 25, 2009	September 26, 2008
Cash flows from operating activities:
Net income	$6,666	$41,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,662	11,863
Provision for doubtful accounts	7,969	6,697
Stock-based compensation	5,597	6,229
Deferred income taxes	4,081	(7,102)
Other operating activities	1,037	530
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	(33,505)	(11,394)
Income taxes	12,917	(4,350)
Other assets	(1,095)	—
Accounts payable and other accrued expenses	(4,225)	(1,663)
Accrued wages and benefits	1,803	(2,654)
Workers’ compensation claims reserve	(9,094)	4,106
Other liabilities	(152)	(3,216)

Net cash provided by operating activities	4,661	40,910

Cash flows from investing activities:
Capital expenditures	(10,540)	(20,009)
Purchases of marketable securities	—	(27,158)
Maturities of marketable securities	—	38,087
Acquisition of business, net of cash acquired	—	(21,270)
Change in restricted cash	(5,860)	4,712
Other	85	—

Net cash used in investing activities	(16,315)	(25,638)

Cash flows from financing activities:
Purchases and retirement of common stock	—	(15,997)
Net proceeds from sale of stock through options and employee benefit plans	838	3,173
Shares withheld for taxes upon vesting of restricted stock	(820)	(918)
Payments on debt	(304)	(193)
Other	(996)	(229)

Net cash used in financing activities	(1,282)	(14,164)

Effect of exchange rates on cash	356	(636)

Net change in cash and cash equivalents	(12,580)	472
CASH AND CASH EQUIVALENTS, beginning of period	108,102	57,008

CASH AND CASH EQUIVALENTS, end of period	$95,522	$57,480